Amended and Restated Schedule A

Dated October 28, 2016

To The

Amended and Restated Expense Limitation/Reimbursement Agreement

Dated July 22, 2013, as Amended and Restated Through July 6, 2015

Between

Equinox Funds Trust And Equinox Institutional Asset Management, LP

Funds	Contractual Limit on Total Operating Expenses	Effective Date	Termination Date
Equinox EquityHedge U.S. Strategy Fund	2.24%	Commencement of Operations	October 31, 2017
	1.20%	October 31, 2014	October 31, 2017

Equinox IPM Systematic Macro Fund	1.89%	Commencement of Operations	October 31, 2017

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

EQUINOX FUNDS TRUST, on behalf of the Fund

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President